Mr. Andrew Freundlich                                             April 12, 2001


                       ROBERT H. JAFFE & ASSOCIATES, P.A.
                                8 MOUNTAIN AVENUE
                       SPRINGFIELD, NEW JERSEY 07081-1728

                                      -----

    ROBERT H. JAFFE
    MARK B. WATSON *              (973) 467-2246
        -----                           ----


*MEMBER NJ & NY BARS         TELECOPIER (973) 467-5708      OUR FILE NO.
                                                                        --------

                                 April 12, 2001

Mr. Andrew Freundlich
38 Brookdale Court
Highland Park, NJ  08904

         Re:  $200,000 Loan from Andrew Freundlich
              to Rascals International, Inc.
              ------------------------------

Dear Andy:

This letter will confirm the matters discussed regarding the extension of the due date on the $200,000 loan made by you to Rascals International, Inc. Needless to say, the matters set forth in this letter are subject to review by your counsel.

The condition of the extension is that you would receive payment of $6,000 representing the interest due over three months of said loan. That interest has been paid. Another condition was that you would receive the sum of $5,000 as the renewal fee. Enclosed with this letter is $2,500 toward the $5,000 renewal fee. I expect to have the second $2,500 paid next week.

The third condition was that you would receive 50,000 restricted shares of Rascals International, Inc. common stock. This matter was reviewed with the board of directors of Rascals International, Inc. and approved. I am in the process of arranging for the issuance of the 50,000 shares in your name.

Finally, it is understood that on the extension date which for the record is September 15, 2001 you will receive an additional $5,000 renewal fee on the $200,000 principal and interest paid on a quarterly basis at the rate of $6,000 per quarter.

Please acknowledge your agreement to the terms and conditions of the loan extension below.

                                              Sincerely yours,

                                              ROBERT H. JAFFE & ASSOCIATES, P.A.


                                              Robert H. Jaffe

cc:  Abraham Borenstein, Esq.
     Mr. Edward Rodriguez
-----------------------------

I hereby acknowledge and agree to the terms and conditions outlined above on this day of April, 2001.

                                                     -------------------
                                                     Andrew Freundlich



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